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                                                                   Exhibit 21.01

                SUBSIDIARIES OF CHOICE HOTELS FRANCHISING, INC.


Choice Capital Corp., a Delaware corporation
Choice Hotels Australia Pty. Ltd., an Australian corporation
Choice Hotels International Asia Pacific Pty. Ltd., an Australian corporation Choice Hotels Japan, Inc. (Formerly Quality Hotels Japan, Inc.) a Delaware
  Corporation
Choice Hotels Systems, Inc., an Ontario, Canadian Corporation
       --Choice Hotels Canada Inc., an Ontario, Canadian corporation
Choice Hotels Thailand (Del.) Inc., a Delaware corporation